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                                                                   EXHIBIT 10.25
                     CONTENT PARTNER/DISTRIBUTION AGREEMENT

     This Content Partner/Distribution Agreement ("Agreement") is entered into by and between INFOSEEK CORPORATION, a corporation duly organized under the laws of the State of California, with its principal place of business at 1399 Moffett Park Drive, Sunnyvale, California 94089-1134, hereinafter referred to as "lnfoseek", and E-LOAN, Inc., a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 5875 Arnold Road, Suite 100, Dublin, California 94568, hereinafter referred to as "Content Partner".


     WITNESSETH:

     WHEREAS, lnfoseek hosts and maintains a U.S. version of the Internet service known as GO Network.

     WHEREAS, Content Partner operates an Internet site for the provision of online mortgage services.

     WHEREAS, Content Partner seeks to obtain placement on GO Network and related advertising from lnfoseek.

     NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, and with the intent to be legally bound thereby. Infoseek and Content Partner hereby agree as follows:

ARTICLE I      DEFINITIONS

     1.1 AFFILIATE means with respect to a party to this Agreement, any entity that directly or indirectly controls or is under common control with, or is controlled by, such party; "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     1.2 CENTER means a channel or electronic facility on GO Network devoted to a particular subject (such as Money, Family, or Entertainment); SUB-CENTER means any Center which is a subset of another Center's navigational hierarchy. For example, the Mortgage sub-Center is currently a sub-Center of the Real Estate Center as well as the Money Center.

     1.3 CLICK-THROUGH means each instance in which a User navigates to a page in the Content Partner Service by clicking on a Link from a page in GO Network.

     1.4  CONTENT means content and services owned, controlled or supplied by or


[*] Confidential treatment requested.
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          through Content Partner relating to mortgage and home financing and supplied to GO Network Users pursuant to this Agreement. As used herein. `Content' shall include, without limitation, all financial services supplied to Users by Content Partner through the Service and advertisements for Content Partner or its services and/or products.

     1.4 CONTENT PARTNER Service is the Internet site operated by Content Partner and located at www.eloan.com and/or such other successor or replacement site(s) as may be designated by Content Partner, subject to lnfoseek's reasonable prior approval.

     1.5 E-LOAN COMPETITOR means a competitor of Content Partner as listed on Appendix E-1 attached hereto as amended from time to time.

     1.6 GO NETWORK or Service is the US version of the Infoseek Internet service or electronic facility located at www.infoseek.go.com, www.go.com and/or such other successor, extension or replacement site(s) as may be designated by lnfoseek.

     1.7 GO NETWORK-WRAPPED PAGES means co-branded pages with the GO Wrapper that display the Content, as further described herein and in Appendix
          A. All GO Network-Wrapped Pages shall include a disclaimer, in a form reasonably requested by lnfoseek, disclaiming lnfoseek's responsibility for the Content and any actions taken by Content Partner or its lenders or that Infoseek is acting as a mortgage broker.

     1.8 GO WRAPPER means a page with the GO Network Trademarks and includes the GO Network header, GO footer, GO tabs, GO navigational elements (such as "breadcrumbs") and GO Network copyright notice.

     1.9 INFOSEEK COMPETITOR means a competitor of Infoseek as listed on Appendix E-2 attached hereto as amended from time to time.

     1.10 LINK means a so-called "hot link" in graphical and/or textual format located on the applicable areas of the Service which takes a User directly to another web site or area within the site,

     1.11 MONEY CENTER means the Center on GO Network devoted primarily to topics relating to personal finance and investing.

     1.12 MORTGAGE APPLICATION LAUNCH PAGES means the first page that will appear on the Mortgage sub-Center (whether accessed from the Money Center or the Real Estate Center) and which will guide Users through the start of the application process for mortgages and home equity loans through Content Partner.



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     1.13 MORTGAGE SUB-CENTER means the sub-Center relating to mortgages and home financing which appears one level (or one "click") below the Real Estate Center and Money Center home pages on GO Network.

     1.14 REAL ESTATE CENTER means the Center on GO Network devoted primarily to topics relating to home buying, apartment rentals, relocation, remodeling and home financing.

     1.15 TRADEMARKS means trade names, logos, and trademarks and representations of the foregoing.

     1.16 USERS means individuals or entities that access GO Network.

ARTICLE 2      DISPLAY OF CONTENT ON THE SERVICE

          2.1 Mortgage Application Launch Pages and Go Network Wrapped Pages. The Content will be displayed on Mortgage Application Launch Pages and GO Network Wrapped Pages, as further described on the mock-up pages attached hereto as Appendix A. The mock-up pages are drafts and provided for informational purposes only and the actual Mortgage Application Launch Pages and GO Network Wrapped Pages may differ from such mockups. Content Partner shall be solely responsible for providing the Content, including all related user interfaces, application processing systems, customer service, engineering and editorial content. Content Partner acknowledges and agrees that lnfoseek is not referring, counseling, negotiating for or assisting any loan applicant in any particular loan transaction or assisting Content Partner in the processing, handling, or funding of any loan application or otherwise acting as a mortgage broker or mortgage lender.

               a. Mortgage Application Launch Pages. The Mortgage Application Launch Pages will Link to GO Network Wrapped Pages. The Mortgage Application Launch Pages will be designed, developed, created and hosted by lnfoseek. lnfoseek retains the right to adapt or otherwise alter the design, look, and any other attributes, including all Links thereon, of the Mortgage Application Launch Pages, the Service and all other Service pages; provided however that Content Partner will not be required to make any material changes to the Content Partner Service or Content Partner's loan application processing technology in order to implement such changes. The design of the Mortgage Application Launch Pages will reasonably conform to the reasonable requirements specified by Content Partner in order to properly interface with the GO Network Wrapped Pages and the Content Partner Service. lnfoseek will host the Mortgage Application Launch Pages on the Mortgage sub-Center.

               b. GO Network Wrapped Pages. The GO Network Wrapped Pages will be located at a virtual domain at eloan.go.com and will be hosted by Content



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                    Partner. Infoseek and Content Partner will cooperate with
                    each other to create GO Network Wrapped Pages which meet lnfoseek's engineering and User experience requirements. lnfoseek will provide Content Partner with an employee contact to assist Content Partner in understanding and complying with these requirements. Subject to the terms and conditions in this Agreement, Content Partner will design, develop and create the Content to be displayed on the GO Network Wrapped Pages. All Content on the GO Network-Wrapped Pages shall relate solely to mortgages or home financing; Content Partner will refrain from selling or promoting products or services (other than loan products and related services) on the GO Network Wrapped Pages which might place lnfoseek in breach of its agreements with other third parties for exclusive or preferred placement on GO Network (for example, credit cards). lnfoseek will advise Content Partner in writing of restrictions which may apply to products or services related to mortgages or home financing. lnfoseek's current restrictions, which are subject to change, are set forth on Appendix B. Content Partner will have thirty (30) days (or such shorter period as the parties mutually agree) following receipt of notice of any change in the restrictions to comply with such new restrictions. lnfoseek may request that Content Partner remove any Content from the GO Network Wrapped Pages that it reasonably deems objectionable. From time to time, lnfoseek may request that Content Partner make modifications, enhancements and other changes to the GO Network Wrapped Pages hosted by Content Partner. Such modifications, other than changes to the GO Wrapper or removal of Content as described above, are referred to herein as "Enhancements." Upon each such request, the parties will determine mutually acceptable terms and conditions regarding the nature and scope of such Enhancement, the allocation of each party's resources necessary to create an Enhancement, the schedule for creating and implementing such Enhancement, the allocation of expenses and ownership of such Enhancement. The parties will not have an obligation to reach agreement on Enhancements but upon reaching an agreement, will develop such Enhancements in accordance with the agreed upon terms and conditions. Content Partner will not be required to make major Enhancements to the GO Network Wrapped Pages more than once per quarter.

               c. Advertising. lnfoseek shall have the exclusive authority to sell all advertising, promotions and sponsorships on the Mortgage Application Launch Pages, the GO Network Wrapped Pages, the Mortgage sub-Center, the Money Center, the Real Estate Center and any other pages hosted by lnfoseek. Infoseek shall retain all revenues derived from such sales.

     2.2 Delivery of Content. Content Partner will deliver to lnfoseek the Content to be hosted by lnfoseek in a mutually agreeable format, electronically via modem or Internet access (e.g. Internet ftp or Internet e-mail). Content



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          Partner agrees to certify that all deliveries hereunder were made electronically. Content Partner will make updates to the Content available to lnfoseek and lnfoseek shall update the Content hosted by lnfoseek on a regular mutually agreed upon basis. lnfoseek shall have the right, but not the obligation, to remove, or direct Content Partner to remove, any Content which Infoseek, in its reasonable discretion, determines to be offensive, in poor taste, unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, ethnically, or otherwise objectionable, including, without limitation, any material that supports, promotes or otherwise encourages wrongful conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, national or international laws. Content Partner shall cooperate and assist Infoseek by promptly answering questions and complaints regarding the Content. Each party shall promptly inform the other party of any event or circumstance, and provide all information pertaining to such event or circumstance, related or arising from this Agreement which could reasonably lead to a claim or demand against the other party by any third party.

     2.3 Processing Transactions. Content Partner shall be solely responsible for (a) processing and fulfilling all product and service orders and transactions through the GO Network Wrapped Pages: (b) all accounting with respect to such orders and transactions: (c) all loan approvals and confirmations (which communications will include a Link bock to GO Network from the Content Partner Service) and (d) all customer service and support with respect to such orders and transactions as more fully provided in Appendix C-I. Content Partner will provide all of the foregoing services in compliance with all applicable laws and in the same manner as it provides such services with respect to orders received by Content Partner in any other manner and with the high quality consistent with Content Partner's name and reputation and industry standards. Content Partner acknowledges and agrees that it is solely responsible for the security of any transactions initialed within the GO Network Wrapped Pages or Content Partner Service. Content Partner will comply with the performance standards described in Appendix 0-2 attached hereto and will promptly remedy and/or correct any material limitations or errors in the Content.

     2.4 Advertising Restriction. Pursuant to this Agreement, Content Partner Service will receive advertising placement and use of the Mortgage sub-Centers and certain other Centers on GO Network as follows:

          a. The Content Partner Service will be the only co-branded mortgage service directly accessible from the Mortgage sub-Center home page on GO Network (other than services available through advertisements);

          b. lnfoseek will provide prominent and persistent Links on the Mortgage sub-Center, at such locations as shall be determined solely by lnfoseek, to the Mortgage Application Launch Pages. Infoseek may also, in its sole



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               discretion, include Links to the Mortgage sub-Center throughout the GO Network;

          c. In the event lnfoseek erects to make advertising services and provide a Center as an electronic facility for third party mortgage services available from a Center other than the Money Center or the Real Estate Center (herein a "New Mortgage sub-Center Opportunity"). lnfoseek will use commercially reasonable efforts to promptly notify Content Partner of such New Mortgage sub-Center Opportunity and to provide Content Partner with the opportunity to participate in the bid process for such New Mortgage sub-Center Opportunity; in no event shall lnfoseek be required to award Content Partner any New Mortgage sub-Center Opportunity.

               The restriction set forth in 2.4.a. shall not apply to news or editorial content or to content displayed in response to User queries or searches or content displayed on lnfoseek's Search or Web directories.

               Content Partner will exercise commercially reasonable efforts to comply with and participate in GO Network commerce initiatives, including but not limited to, the GO Network credit card program, GO Wallet initiatives and shopping incentives ("points") programs.

     2.5 Linking. Content Partner agrees not to override browser back button functionality to prevent Users who link to the Content Partner Service from the Service from returning to the Service.

     2.6 Costs. Each party will be responsible for its respective telecommunications charges with respect to the provision of respective portions of the Content to GO Network and to Users.

     2.7 Account Representative. lnfoseek shall designate one (1) individual to serve as the primary point of contact for any issues arising from or related to the development, promotion and other operations contemplated by this Agreement (the "lnfoseek Contact'). lnfoseek may replace the lnfoseek Contact at any time upon notice to Content Partner in accordance with Section 13.6.

ARTICLE 3 LICENSE

     3.1 Grant of License by Content Partner. Subject to the terms and conditions of this Agreement. Content Partner hereby grants to Infoseek and its Affiliates, a fully-paid, worldwide. non-exclusive right and license to use, reproduce, adapt, incorporate, integrate, distribute and otherwise exploit the Content on the Service and a license and right to use Content Partner's trade names, trade dress, and trademarks as reasonably necessary with respect to the display and use of the Content on the Service.



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     3.2  Grant of License by lnfoseek. Subject to the terms and conditions of this Agreement, lnfoseek hereby grants to Content Partner a limited, non-exclusive license to use the GO Wrapper and related GO Network Trademarks solely on the GO Network Wrapped Pages and as expressly approved in writing by Infoseek, or as otherwise approved by lnfoseek in writing.

ARTICLE 4 USER REGISTRATION AND USER DATA

     4.1  User Registration.

          a. Content Partner shall ensure that its privacy policy applicable to the Content Partner Service, to the extent applicable to its performance under this Agreement, is at least as protective of the privacy of Users as lnfoseek's privacy policy, as may be changed from time to time, including, without limitation, including a mechanism that allows Users to opt out of sharing of User data with Infoseek and GO Network.

          b. From time to time, Content Partner and its auditors conduct audits of Content Partner's implementation of its privacy policy. Upon Content Partner's reasonable request, and at Content Partner's sole expense, Infoseek will cooperate with Content Partner and its auditors in conducting such audits of Content Partner's practices and procedures.

          c. Content Partner and lnfoseek may determine to implement a process for joint registration of Users on the Mortgage sub-Center on mutually agreed terms and conditions.

     4.2  Ownership of User Data.

          a. Content Partner shall own all right, title and interest in all Content Partner User data generated on pages hosted by Content Partner ("Content Partner Users"). Content Partner shall use commercially reasonable efforts to make available to lnfoseek, via a method and timing to be mutually agreed upon, all names and email addresses from each such Content Partner User provided that such User has not opted out of sharing his/her data with third parties and provided such disclosure is not prohibited by law or regulation. In addition, except as prohibited by law and provided the User has not opted out of sharing his/her data, Content Partner shall provide to Infoseek all available data concerning Users who access the Content Partner Site and/or the Content from GO Network, concerning products and/or services purchased by such Users, survey and promotion responses, and other demographic information concerning such Users. Infoseek is hereby granted a perpetual, royalty free, worldwide license to use such information as it deems appropriate in connection with its operations, subject to restrictions imposed by applicable law or regulation: provided


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               however that in no event may lnfoseek provide any such
               information to an E-LOAN Competitor, or sell, transfer, rent or disclose such information to third parties unless such information has been aggregated with other data from GO Network and is not Identifiable as Content Partner related data.

          b. Infoseek shall own all right, title and interest in and to and the exclusive right to use all data concerning Users which data is generated on all pages of the Service hosted by lnfoseek. Content Partner is hereby granted a perpetual, royalty free, worldwide license to use such information as it deems appropriate in connection with its operations, subject to restrictions imposed by applicable law or regulation; provided however that in no event may Content Partner provide any such information to an lnfoseek Competitor or sell, transfer, rent or disclose such information to third parties unless such information has been aggregated with other data from Content Partner and is not identifiable as GO Network related data.

     4.3  Traffic/Usage Reports.

          a. Content Partner shall collect and provide to lnfoseek, on a monthly basis, the following Information concerning User traffic on the GO Network Wrapped Pages hosted by Content Partner:
               - the total number of visits to the Content Partner Service from the GO Network Wrapped Pages;
               - the number of times each visitor to such pages completes an application or engages in other lending related transactions:
               -    the total number of impressions on GO Network Wrapped Pages:
                    and
               - general demographic information including, but not limited to, applications and closed loans per state, gender information, average loan amounts, average age of Users and type of loan

          b. lnfoseek shall collect and provide to Content Partner, on a monthly basis, the total number of page views generated on the Mortgage sub-Center from each of the Real Estate and Money Centers and such other information as reasonably requested by Content Partner and as available from Infoseek. Such information shall be considered Infoseek Confidential Information pursuant to
               Article 6 of this Agreement. Infoseek will not be required to report such information until such information becomes available at lnfoseek. Content Partner acknowledges that such information may not be available from lnfoseek during the first few months of the Agreement

          c. Information provided pursuant to this Section 4.3 shall be licensed on the same terms and conditions as set forth in Sections 4.1 and 4.2 applicable to User data of the other party.



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     4.4  Use of User Data/ Communications with Users.

          a. During the term of this Agreement, Content Partner shall not send communications or emails of any kind to Users who registered with Content Partner Service through the Mortgage Application Launch Pages or GO Network Wrapped pages. except a welcome email, loan confirmations, loan status information and approvals as contemplated by this Agreement or by the terms of the Content Partner Service, and such other communications as may be expressly requested by Users or approved by lnfoseek.

          b. During the term of this Agreement, Infoseek shall not send e-mails of any kind to Users who registered with the Content Partner Service through the GO Network Wrapped Pages which contain any advertisement or sponsorship from an E-LOAN
               Competitor: the foregoing shall not prohibit the display of advertisements from E-LOAN Competitors on GO Network.

ARTICLE 5 FEES AND PAYMENTS

     5.1 Payments. Content Partner will make payments to lnfoseek in the amounts and at the times specified in Appendix D. Content Partner will be responsible for the proper payment of all taxes, including sales, excise and value added taxes, which may be levied in connection therewith, exclusive of taxes based upon Infoseek's net income.

     5.2 Modification of Compensation Structure. Compensation under this Agreement will be subject to change by mutual agreement of the parties, to the extent necessary to comply with federal and state laws and regulations, including the Real Estate Settlement Procedures Act (RESPA). if, in the reasonable discretion of either party, the compensation arrangements fail to comply with any applicable law, or either party is advised by counsel or a regulatory body with jurisdiction over its activities to terminate or modify the Agreement or compensation arrangements to achieve compliance, the other party shall cooperate to the extent necessary to achieve compliance, including but not limited to executing any appropriate amendments to the Agreement. If any regulatory authority with jurisdiction over the parties determines that the compensation paid in consideration of the activities conducted hereunder violates or would violate any applicable law or rule, the parties agree that appropriate adjustments (including retroactive adjustments) will be made to vitiate the effect of such violation. In drafting any amendments to the Agreement or making any adjustments to compensation arrangements pursuant to this
          Section 5.2, the parties will use commercially reasonable efforts to preserve the intended benefits of this Agreement and the compensation arrangements set forth herein.



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     5.3  Wire Transfers. All payments made to lnfoseek hereunder shall be made via wire transfer in accordance with the following instructions, or such other instructions as may be provided to Content Partner in writing by an authorized representative of lnfoseek:

                   Wire transfer. EFT/ACH Payment remittance instructions:
                   Bank of America
                   San Francisco, California
                   ABA Number: [*]
                   Account Name: lnfoseek Corporation
                   Account Number: [*]
                   Swift ID: [*]

     5.4 Audits. Infoseek shall have the right to retain a U.S. nationally prominent or other mutually agreeable independent auditor to whom Content Partner shall allow reasonable access to Content Partner's applicable books of account and other records for the purpose of verifying the amounts due and payable to lnfoseek under this Agreement. Access to Content Partner's documentation shall be during Content Partner's regular business hours upon at least fifteen (15) business days prior written notice. In the event that an audit discloses an underpayment, Content Partner shall immediately pay to Infoseek the amount of such underpayment and if the underpayment is more than seven and one half percent (7,5%) of the amount due to lnfoseek, Content Partner shall also immediately pay to Infoseek the reasonable costs of such audit.

ARTICLE 6 CONFIDENTIAL INFORMATION

     6.1 Disclosures. Either Infoseek or Content Partner may disclose to the other (the "Receiving Party") certain information that the disclosing party deems to be confidential and proprietary (Confidential Information"), and technical and other business information of the disclosing party that is not generally available to the public.

     6.2 Obligations of Receiving Party. The Receiving Party agrees to use Confidential Information solely in conjunction with its performance under this Agreement and not to disclose or otherwise use such information in any fashion. The Receiving Party wit I treat the Confidential Information with at least the same degree of care as it treats its own confidential information of a like nature and in no event with less than a reasonable degree of care. The Receiving Party, however, will not be required to keep confidential such Confidential Information that becomes generally available without fault on its part; is already rightfully in the Receiving Party's possession without restriction prior to its receipt from the disclosing party: is independently developed by the Receiving Party; is disclosed by third parties without similar restrictions: is rightfully obtained by the Receiving Party from third parties without restriction; or is otherwise required to be disclosed by law or judicial


[*] Confidential treatment requested.
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          process.

     6.3 Limitations. Unless required by law or to assert its rights under this Agreement, and except for disclosure on a "need to know basis" to its own employees end Affiliates, and its legal, investment, financial and other professional advisers on a confidential basis, each party agrees not to disclose the terms of this Agreement or matters related thereto without the prior written consent of the other party.


ARTICLE 7 REPRESENTATIONS AND WARRANTIES

     7.1 Content Partner. Content Partner represents, warrants and covenants that it is the owner of the Content and/or has the right to grant the rights hereunder. Content Partner represents, warrants and covenants that it has all material federal and state licenses, permits and approvals that are required to conduct its business, that it will maintain all such licenses and otherwise comply with all applicable laws, rules and regulations, including, without limitation, the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, and the Real Estate Settlement Procedures Act and its Regulation X and that it will provide pricing and service to Users at no less competitive terms and conditions than Content Partner otherwise offers through Internet channels. Content Partner further represents, warrants and covenants to Infoseek (and its Affiliates) that it holds the necessary rights to permit the use of the Content by Infoseek and its Affiliates for the purpose of this Agreement; that its entry into this Agreement does not violate any agreement with any other party; that its performance under this Agreement will conform to applicable laws and government rules and regulations; that to the best of its knowledge, after reasonable inquiry, the Content is true, accurate and does not contain material omissions. Content Partner further represents, warrants, and covenants that the use, reproduction, distribution, transmission, or display of the Content and Content Partner's Trademarks. Content Partner's collection and use of Content Partner User Data and the sale of products and services by Content Partner as contemplated in this Agreement will not (a) violate any laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade dress, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or publicity rights, moral or otherwise, or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity; or (b) contain any material that is: unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, ethnically, or otherwise objectionable, including, without limitation, any material that supports, promotes or otherwise encourages wrongful conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate


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          any applicable local, state, national or international laws.

     7.2 Year 2000 - Content Partner, Content Partner represents, warrants arid covenants that, to the best of its knowledge after reasonable inquiry, the systems and technology utilized to operate the Content Partner Service (including, without limitation, order fulfillment systems relating to products sold by Content Partner, if any) are compliant with the following Year 2000 requirements: (a) the occurrence in or use by such systems of dates before, on or after January 1. 2000 will not adversely affect the performance of such systems with respect to date-dependent data, computations, output, or other functions (including, without limitations, calculating, comparing and sequencing); and (b) such systems will not abnormally end or provide invalid or incorrect results as a result of date dependent data.

     7.3 lnfoseek. . Except with respect to pending litigation concerning lnfoseek's use of the "GO Network" mark and the "GO Network (Design
          Logo)" mark, which litigation has been disclosed to Content Partner, lnfoseek represents, warrants and covenants to Content Partner (and its Affiliates) that its entry into this Agreement does not violate any agreement with any other party and that Infoseek Content will not
          (a) violate any laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade dress, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or publicity rights, moral or otherwise, or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity; or (b) contain any material that is: unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, ethnically, or otherwise objectionable, including, without limitation, any material that supports. promotes or otherwise encourages wrongful conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, national or international laws. As used herein, "Infoseek Content' means any content on the Mortgage sub-Center, Mortgage Application Launch Pages or GO Network Wrapped Pages that has been authored and created solely by lnfoseek.

     7.4 Year 2000 - lnfoseek. lnfoseek represents, warrants, and covenants that to the best of its knowledge after reasonable inquiry the systems and technology utilized by lnfoseek to operate the GO Network are compliant with the following Year 2000 requirements: (a) the occurrence in or use by such systems of dates before, on or after January 1, 2000 will not adversely affect the performance of such systems with respect to date-dependent data, computations, output, or other functions (including, without limitations, calculating, comparing and sequencing); and (b) such systems will not abnormally end or provide invalid or incorrect results as a result of date dependent data.

ARTICLE 8 LIMITATION OF LIABILITY; DISCLAIMER

     8.1 NO CONSEQUENTIAL DAMAGES. EXCEPT FOR EITHER PARTY'S LIABILITY FOR THIRD PARTY CLAIMS AS SPECIFIED IN ARTICLE 12 BELOW, OR EITHER PARTY'S BREACH OF ARTICLE 6, OR DAMAGES ARISING FROM PERSONAL INJURY, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF EITHER PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

     8.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 7, NEITHER PARTY MAKES ANY, AND EACH PARTY ACKNOWLEDGES THAT THE OTHER HAS NOT MADE ANY, AND HEREBY SPECIFICALLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. REGARDING THE SERVICE, THE CONTENT PARTNER CONTENT, OR THE OPERATION OF THE CONTENT PARTNER CONTENT ON THE SERVICE, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY CR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9 TERM AND TERMINATION

     9.1 Term. This Agreement shall be effective on the date executed by both parties ("Effective Date") and shall continue in force for an initial term ending twenty-four (24) months from the Effective Date (the "Initial Term"). Upon prior mutual written agreement, the then current term of this Agreement may be renewed at the end of the Initial Term and each anniversary date thereafter for one (1) year renewal terms.

     9.2  Termination.

          a. By Either Party for Convenience. Notwithstanding the foregoing, either party may terminate this Agreement at any time for convenience and without cause upon sixty (60) days prior written notice to the other party: provided however, that neither party may exercise such right to terminate for convenience prior to six
               (6) months after the Effective Date.

          b. By Content Partner. Content Partner may terminate this Agreement upon thirty (30) days prior written notice to Infoseek in the event the number of "Click-Throughs" for a given month is less than 25,000. Termination shall be

               Content Partner's sole remedy in the event monthly Click-Throughs are less than 25,000, provided however, that Infoseek may provide Content Partner with run-of-site advertising placement to achieve an average of 25,000 Click-Throughs per month in consideration for Content Partner not terminating the Agreement pursuant to this Section 9.2.b; provided however, that Content Partner may not exercise such right to terminate prior to three (3) months after the Effective Date.

          c. By lnfoseek. lnfoseek may terminate this Agreement if Infoseek, based on the advice of counsel, reasonably determines, in good faith, that the provisions of this Agreement and/or the placement of the Content on GO Network could place Infoseek in violation of RESPA or other applicable consumer credit laws.

          d. By Either Party for Breach by the Other Party. Either party will have the right to immediately terminate this Agreement if the other party is in default of any obligation herein, including failure of Content Partner to provide the Content, and such breach is incapable of being cured (certain breaches of Article 3 [License], a breach of Section 4.1(a) [User Registration],
               Section 4.2 [Ownership of User Data], Section 4.4(a) [Use of User Data/ Communications with Users]. Section 6.2 [Confidential
               Information: Obligations of Receiving Party]: Section 8.3 [Confidential Information: Limitations], Section 7.1 [Representations and Warranties: Content Partner]; Section 7.3 [Representations and Warranties: lnfoseek], or Section 11 .1 [Press Releases] or such other breaches as the parties agree are incapable of being cured), or if such breach is capable of cure, such breach is not cured within thirty (30) days (or fourteen
               (14) days with respect to any default in any payment obligation) after receipt of written notice of such default from the non-defaulting party or within such additional cure period as the non-defaulting party may authorize.

     9.3 Survival, The following provisions of this Agreement shall survive the termination or expiration of this Agreement: Section 4.2 (a) (first and last sentences only). Section 4.2(b) (first and last sentences only), Article 5 (as to fees accrued prior to termination or expiration); Article 6, Article 7 (as to claims arising prior to termination or expiration or claims based on events arising prior to termination or expiration), Article 8, Sections 9.3 and 9.4, Section
          11.1 (second and third sentences only), Article 12. and Article 13.

     9.4 Return of Materials, Upon the termination or expiration of this Agreement, each party shall (a) promptly return all Confidential Information, and other information, documents, manuals and other materials belonging to thc other party, except as may be otherwise provided In this Agreement; and (b) promptly remove the other party's content, branding, links, and any other material provided under this Agreement.

ARTICLE 10 FORCE MAJEURE

          Neither party will be liable for delay or default in the performance of its obligations under this Agreement (other than for non-payment) if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, storm, acts of war, riot, government interference, strikes and/or walk-outs. In the event of a force majeure event which lasts longer than fifteen (15) days, the party not experiencing the force majeure event may terminate this Agreement upon prior written notice to the other party.

ARTICLE 11 ADVERTIS1NG AND PROMOTION; PUBLICITY

     11.1 Press Releases. Within thirty (30) days of the Effective Date, each party will issue a press release announcing the relationship created by this Agreement, subject to the prior review and approval of the other party. Except as set forth in this Section 11,1, Content Partner shall not issue or permit the issuance of any press release or publicity regarding, or grant any interview, or make any public statements whatsoever concerning, this Agreement, GO Network or lnfoseek (or its Affiliates) without prior coordination with and written approval from Infoseek, which approval may be granted or withheld in lnfoseek's sole discretion. Except as set forth in this
          Section 11.1, Infoseek shall not issue or permit the issuance of any press releases or publicity regarding, or grant any interview, or make any public statements whatsoever concerning this Agreement or Content Partner without prior coordination with and written approval from Content Partner, which approval may be granted or withheld in Content Partner's sole discretion. Notwithstanding the foregoing, either party may make such public disclosure as its legal counsel in good faith deems required by applicable law or any listing organization concerning its publicly traded securities, in which case the disclosing party will give the other party reasonable advance notice of such disclosure. All Content Partner endorsements and public statements concerning this Agreement must receive lnfoseek's prior review and approval. Notwithstanding the foregoing, Content Partner shall not state or imply, in advertisements, writings, or otherwise, that lnfoseek or its Affiliates endorse Content Partner's products or services or any other product or service.

     11.2 Joint Marketing Efforts,. Content Partner and lnfoseek may undertake such joint marketing efforts as may be mutually agreed upon from time to time. Each party shall cooperate and assist the other party by supplying, without charge, reasonable quantities of materials for the other party's marketing and promotional activities. Neither party shall be obligated to participate in any joint marketing efforts, except as expressly provided in Section 11.1 above.

ARTICLE 12 INDEMNIFICATION

     12.1 Content Partner. Content Partner agrees to defend, indemnify and hold Infoseek and its officers, directors, agents, employees, and Affiliates harmless from and against any and all claims, demands, liabilities, actions, judgments, and expenses, including reasonable fees and expenses of attorneys, paralegals and other professionals, arising out of or related to (i) any breach or alleged breach of any of Content Partner's representations and warranties set forth In
          Section 7.1; (ii) any injury to person or property caused by any products or services sold by Content Partner, or any User's use of or reliance on the Content; (iii) any injury to person or property caused by any products or services sold through the Content: (iv) any other claim with respect to Content Partner, the Content, or products or services sold by or through Content Partner or its agents, or (v) Content Partner's sales or marketing practices. Content Partner shall bear full responsibility for the defense (including any settlements) of any such claim; provided however, that (a) Content Partner shall keep lnfoseek informed of, and consult with Infoseek In connection with the progress of such litigation or settlement; and (b) Content Partner shall not have any right, without lnfoseek's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of lnfoseek or its Affiliates or otherwise requires Infoseek or its Affiliates to take or refrain from taking any material action (such as the payment of fees).

     12.2 lnfoseek. lnfoseek agrees to defend, indemnify and hold Content Partner and its officers, directors, agents and employees harmless from and against any and all claims, demands. liabilities, actions, judgments, and expenses, including reasonable tees and expenses of attorneys, paralegals and other professionals, arising out of or related any breach or alleged breach of any of Infoseek's representations and warranties sot forth in Section 7.3. lnfoseek shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that (a) lnfoseek shall keep Content Partner informed of, and consult with Content Partner in connection with the progress of such litigation or settlement; and (b) lnfoseek shall not have any right, without Content Partner's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Content Provider or its Affiliates or otherwise requires Content Partner or its Affiliates to take or refrain from taking any material action (such as the payment of fees).

ARTICLE 13 GENERAL TERMS AND CONDITIONS

          Independent Contractors. The parties to this Agreement are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, joint venture, co-ownership, co-ownership, or partnership between the parties or to impose any partnership obligation or liability upon either party.

     13.2 No Assignment. Neither party shall assign, sublicense or otherwise transfer (voluntarily, by operation of law, through a change of control or otherwise) this Agreement or any right, interest or benefit under this Agreement, without the prior written consent of the other party; provided, however, that either party may assign this Agreement to any entity that acquires all or substantially all of the assets or shares of such party; provided that the acquiring entity is not a direct competitor of the other party. Any attempted assignment, sublicense or transfer by a party in derogation hereof shall be null and void. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of end be enforceable by the parties hereto and their respective successors and assigns.

     13.3 No Modifications. No change, amendment or modification of any provision of this Agreement or waiver of any of its terms will be valid unless set forth In writing and signed by the party to be bound thereby.

     13.4 Governing Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of California. Each party irrevocably consents to the exclusive jurisdiction of any state or federal court for or within Santa Clara County, California over any action or proceeding arising out of or related to this Agreement, and waives any objection to venue or inconvenience of the forum in any such court.

     13.5 No Waiver. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance: rather the same shall be and remain in full force and effect.

     13.6 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing, will reference this Agreement, and shall be deemed to have been delivered and given (a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 13.6.

          If to lnfoseek:                       If to Content Partner:
          Infoseek Corporation                  E-LOAN, Inc.
          1399 Moffett Park Drive               5875 Arnold Road, Suite 100
          Sunnyvale. CA 94089-1134              Dublin, CA 94568
          Attention: Legal Department           Attention: Matthew Murray
          Tel: (408) 543-6000                   Tel: (925) 560-2617

     13.7 Entire Agreement. This Agreement and the Appendices attached hereto and incorporated herein by reference constitutes the entire agreement between the parties and supersede any and all prior agreements or understandings between the parties with respect to the subject matter hereof. Neither party shall be bound by, and each party specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other party in any purchase order, correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing.

     13.8 Headings/Construction. The headings used in this Agreement are for convenience only and are not to be construed to have legal significance. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement. such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

     13.9 Counterparts: Facsimile Signatures. This Agreement may be executed in counterparts which taken together shall be regarded as one and the same Agreement. Either party's facsimile signature will be deemed a binding acceptance of this Agreement by such party.

          INFOSEEK                               E-LOAN, INC.
          By:                                    By:
              ----------------------------          ----------------------------
          Authorized Signature                   Authorized Signature
          Print Name:                            Print Name:
                     ---------------------                  ---------------------
          Title:                                 Title:
                --------------------------             --------------------------
          Date:                                  Date:
                --------------------------             --------------------------

                                   APPENDIX A

MOCK-UP PAGES

A.   Mock-up of Mortgage Application Launch Page

     [fax image not legible]

B.   Mock-up of GO Network Wrapped pages, including GO Wrapper

     [fax image not legible]

                                   APPENDIX B

                              INFOSEEK RESTRICTIONS
                      GUIDELINES FOR CONTENT ON GO NETWORK


     All editorial and creative content, design and overall appearance and user experience ("the Content") of the GO Network must be appropriate to the intended user experience and to the content of The Walt Disney Company Sites, ESPN sites, and ABC Sites that will have prominent positioning within GO Network.

     Infoseek, at its discretion, may offer search results or directory listings that may include links to content outside GO Network that might otherwise not be appropriate.

     What is clearly not appropriate

     The following types of Content are clearly not appropriate to be on GO Network or presented in any context that may create a direct or implied association with The Walt Disney Company Sites:

     o    Pornographic or obscene material;
     o Content whose primary purpose is to encourage gambling or betting (i.e., poker or 21 card games, roulette, slot machines, etc...) other than sports fantasy games, or approved sweepstakes or games of skill or chance (certain card games are appropriate and may be included on Infoseek, i.e., solitaire, go fish, matching games, etc...);
     o Threatening (i.e., harassment, hate speech) material or content that promotes, encourages, describes, or provides instruction in conduct that would constitute a criminal offense or otherwise violates any law in jurisdictions where the products is marketed.
     o Content that is defamatory. illegal or infringes upon the privacy rights of any person or entity.

     What may also be considered by lnfoseek as inappropriate

     Certain types of Content, unless offered in the format of an independent observer providing objective, fair, accurate and impartial information (as may be provided by a news site such as ABCNews.com), may be considered Inappropriate for GO Network if it involves, without limitation:
     o unauthorized copies. use or parodies of current or past lnfoseek products or the products of its affiliates, a direct or implied endorsement, affiliation or favored status with lnfoseek, GO Network, ESPN, ABC or The Walt Disney Company;
     o    inaccurate or misleading information;
     o    unreasonable or highly unlikely claims;

     o    highly controversial issues (politics, social issues, etc.);
     o    death, crime, drugs or violence in an inappropriate context.
     o Involves an advertiser or content provider in a category where the privilege of exclusivity has previously been sold by lnfoseek to a third party (for example, MBNA is the exclusive provider/advertiser for credit card products for GO Network).

     Guidelines for Requests for User Information

     Any solicitation or request for personal information from a user of GO Network must be accompanied by the following:

     o a clear request that children below the age of 13 years seek parental permission before providing any information
     o a clear explanation to the user of how the information collected will be utilized
     o only certain functionality or premium content areas will require the user to submit personal information

     IMMEDIATELY UPON DETERMINING THAT CONTENT ON GO NETWORK DOES NOT MEET THESE GUIDELINES, SUCH CONTENT WILL BE REMOVED FROM GO NETWORK.


SPECIFIC RESTRICTIONS ON GO NETWORK WRAPPED PAGES

Content Partner's Content on GO Network Wrapped Pages may not include the following:
- credit card programs
- charge card programs
- other loan programs not secured by real estate or tangible personal property

These guidelines are subject to change by lnfoseek and notice to Content
Partner.

                                   APPENDIX C

            CUSTOMER SUPPORT AND SERVICE TERMS/ PERFORMANCE STANDARDS
                       CUSTOMER SUPPORT AND SERVICE TERMS


C-1  CUSTOMER SUPPORT AND SERVICE TERMS

     The following describes the customer support and service terms to be offered by Content Partner to Users:
     o    All customer service calls will be answered within thirty (30) seconds
     o All applications will receive a credit decision within 24 hours Every applicant is assigned to a loan team who will handle such applicant's entire transaction
     o Every applicant is given the telephone number of such applicant's loan team
     o Content Partner loan teams follow up with an applicant if there has been no contact in three (3) days.
     o If Content Partner does not hear from the applicant after two follow-up attempts, such applicant's file is closed

C-2  PERFORMANCE STANDARDS

     Performance. If the Content Partner Service and GO Network-Wrapped Pages hosted by Content Partner do not meet the following performance standards (which shall be measured by lnfoseek), and such failure is not due to force majeure events or the failure of any third party services, hardware, software or telecommunications systems not controlled by Content Partner, lnfoseek shall notify the Content Partner in writing and Content Partner shall cure the breach within 24 hours. In the event of more than 5 performance failures pursuant to this Appendix C-2 in any 30-day period, Infoseek shall have the right to terminate this Agreement, without providing Content Partner an opportunity to cure. The performance standards are as follows:

     a. Uptime/Downtime. The GO Network Wrapped Pages hosted by Content Partner will have a minimum uptime operation of 99.8% (downtime of 0.2%) measured monthly. Downtime shall mean any 30 second interval in which the Content Partner Service is not able to process queries.

     b. Downtime Limits. The GO Network Wrapped Pages hosted by Content Partner will not have any single downtime period exceeding 15 minutes.

     c.   Maintenance Downtime. The GO Network Wrapped Pages hosted by

          Content Partner may be disabled for up to 3 hours per month for maintenance, The GO Network Wrapped Pages hosted by Content Partner shall not be disabled for more than 45 minutes for maintenance on any single day. All maintenance downtimes must be prescheduled and approved by Infoseek at least 24 hours before the GO Network Wrapped Pages hosted by Content Partner are disabled.

     d. Performance. The GO Network Wrapped Pages shall process queries within 1 seconds with up to 64 simultaneous query requests (i.e., 64 socket connections) sustained over any 2 hour period. The site shall process queries within 2 seconds With up to 256 simultaneous query requests (i.e., 256 socket connections) sustained over any 2 hour period.

                                   APPENDIX D

                                FEES AND PAYMENTS


A. FEES

     In consideration of the provisions of the Agreement, Content Partner agrees to pay Infoseek the fees set forth below, which the parties agree represent the fair and reasonable value of the marketing and promotional activities of Infoseek and the availability of the Centers as an electronic facility for use by Content Partner pursuant to this Agreement, including but not limited to (i) the advertising and publicity value to Content Partner created by the association of Content Partner with Infoseek. (ii) Infoseek's reporting obligations to Content Partner on the results of the marketing efforts, and (iii) the fact that Content Partner will have limited exclusive rights to access prospective customers through certain Centers and sub-Centers on GO Network.

     1. Slotting Fee: During the Initial Term, Content Partner shall pay to Infoseek a fixed slotting fee (the "Fixed Slotting Fee") of [*] per year, payable in 12 monthly installments of [*] per month for 25,000 Click-Throughs.

     2. Variable Fee: In addition to the Fixed Slotting Fee, during the Initial Term, Content Partner shall pay to Infoseek a variable fee (the "Variable Fee") of [*] per Click-Through above 25,000 Click-Throughs.

     The fees described herein will be paid by Content Partner to lnfoseek regardless of the number of completed applications or closed loans.

B. PAYMENT OF FEES

     Content Partner shall pay Infoseek the monthly Fixed Slotting Fee at the beginning of every month and any Variable Fees within fifteen (15) days after the end of the month during which such Variable Fees were earned.



[*] Confidential treatment requested.

                                   APPENDIX E

                                   COMPETITORS


E-1      E-LOAN COMPETITORS
         Bank of America Mortgage
         Citicorp Mortgage
         Countrywide Home Loans
         FiNet
         Get Smart
         I Own
         Keystroke Financial
         Lendingtree
         Loan City
         Loan Wise
         Loan Works
         Microsoft Home Advisor
         Mortgagebot
         Mortgago.com
         Priceline Mortgage
         Quicken mortgage
         Rock Loans

E-2      INFOSEEK COMPETITORS
         Alta Vista
         AOL
         @Home
         Excite
         Goto.com
         Go2Net
         Hot Sot
         Lycos
         msn.com
         Netscape
         Snap
         Yahoo